Exhibit 10.1

DIGITALOCEAN HOLDINGS, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

May 8, 2020

-i-

TABLE OF CONTENTS

(Continued)

Page
5.9	Effect on Prior Agreement; Novation	22

-ii-

DIGITALOCEAN HOLDINGS, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of May 8, 2020, by and among DigitalOcean Holdings, Inc., a Delaware corporation (the “Company”), Ben Uretsky, Moisey Uretsky and Jeff Carr (the “Founders”), and the investors listed on Schedule 1 hereto (each, an “Investor” and collectively the “Investors”).

RECITALS

WHEREAS, the certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series Seed Preferred Stock, par value $0.000025 per share (the “Series Seed Preferred Stock”), shares of the Company’s Series A-1 Preferred Stock, par value $0.000025 per share (the “Series A-1 Preferred Stock”), shares of the Company’s Series B Preferred Stock, par value $0.000025 per share (the “Series B Preferred Stock”), and/or shares the Company’s common stock (the “Common Stock”) issued upon conversion thereof and possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Third Amended and Restated Investors’ Rights Agreement dated as of August 1, 2016 by and among Digital Ocean, Inc., the Company, the Founders and the Investors (as amended, the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of at least a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith, between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

AGREEMENT

The parties agree as follows:

1.    Registration Rights.

1.1    Definitions. For purposes of this Agreement:

(a)    The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(b)    The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(c)    The term “Founders’ Shares” means the shares of Common Stock issued to the Founders.

(d)    The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.

(e)    The term “Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(f)    The term “Qualified IPO” means the Company’s sale of its Common Stock in a direct listing or firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which was not less than $50,000,000, before underwriting discounts and commissions.

(g)    The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h)    The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) the Founders’ Shares; provided, however, that for the purposes of Sections 1.2, 1.4 and 1.13 the Founders’ Shares shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.12 below.

(i)    The number of shares of “Registrable Securities then outstanding” shall be determined by calculating the sum of (i) the number of shares of Common Stock outstanding which are Registrable Securities and (ii) the number of shares of Common Stock issuable pursuant to then outstanding exercisable or convertible securities which are Registrable Securities.

(j)    The term “Restated Certificate” means the Company’s Third Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(k)    The term “SEC” means the U.S. Securities and Exchange Commission.

(l)    The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto), and the rules and regulations promulgated thereunder.

(m)    The term “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.000025 per share.

1.2    Request for Registration.

(a)    If the Company shall receive at any time after six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least such number of the Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $15,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered in a written request received by the Company within 20 days of the mailing of such notice by the Company.

(b)    If the Initiating Holders initiating the registration request hereunder intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c)    Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its holders of capital stock for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)    after the Company has effected 2 registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii)    during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 unless such offering is the Qualified IPO, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3; provided, however, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iii)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4; or

(iv)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

1.3    Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating to a demand pursuant to Section 1.2 of this Agreement, (ii) a registration relating solely to the sale of securities of participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, (iii) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or (iv) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the cut back provisions of Section 1.8, use its commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

1.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of a majority of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)    as soon as practicable, use its commercially reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its holders of capital stock for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; (vi) during the period (A) ending 180 days after the effective date of a registration statement subject to Section 1.3 or (B) starting with the date of the filing of and ending on a date 90 days following the effective date of a registration statement subject to Section 1.3, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or (vii) if the Company, within 30 days of receipt of the request of the Holder or Holders under this Section 1.4, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within 120 days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145 under the Securities Act), provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5    Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)    Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.

(g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)    Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

(i)    materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii)    materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)    require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.

1.7    Expenses of Registration.

(a)    Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.

(b)    Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c)    Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements, not to exceed $30,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company shall be borne by the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 registration; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) unless such withdrawal was based on the existence of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request.

1.8    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by holders of capital stock to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling Holders may be excluded if the underwriters make the determination described above and no other holder’s securities are included or (b) any securities held by the Founders be included in such offering if any securities held by any selling Holder other than the Founders are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a venture capital fund, partnership or corporation, the Affiliated Funds (as hereinafter defined), partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

1.9    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1 or in connection with a direct listing:

  (a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and security holders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)    If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

(g)    For the avoidance of doubt, the terms of this Section 1.10 shall also apply in the event any Registrable Securities are included in a direct listing pursuant to a registration statement under the Securities Act.

1.11    Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)    take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) that, after such assignment or transfer, holds at least 2% of the Registrable Securities then outstanding, (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of a Holder, (c) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company, limited partner or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by and subject to the terms and conditions of this Agreement, and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14    Lock-Up Agreement.

(a)    Lock-Up Period; Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act, Holder shall not, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such underwriters (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. In addition, if the Company is not an emerging growth company (as defined in the Jumpstart Our Business Startups Act of 2012) and it is required by the Financial Industry Regulatory Authority rules and (x) during the last seventeen (17) days of the 180-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the one hundred eighty (l80) day restricted period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (l80) day period, the restrictions imposed by this Section 1.14(a) shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The underwriters in connection with the initial public offering are intended third party beneficiaries of this Section 1.14(a) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the initial public offering that are consistent with this Section 1.14(a) or that are necessary to give further effect thereto.

(b)    Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors are subject to similar restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all 1% security holders of the Company, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c)    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d)    Legend. Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(e)    Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

1.15    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1: (a) after five (5) years following the consummation of a Qualified IPO, (b) as to any Holder, such earlier time after the Company’s initial public offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (c) upon termination of this Agreement, as provided in Section 3.

2.    Covenants of the Company.

2.1    Delivery of Financial Statements. For so long as any shares of Preferred Stock are outstanding, the Company shall deliver to each Major Investor (as hereinafter defined) and, if so requested, Fountain Leasing 2013, other than a Major Investor reasonably deemed by the Company to be a competitor of the Company:

(a)    as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, a consolidated income statement for such fiscal year, a consolidated balance sheet of the Company and consolidated statement of stockholders’ equity as of the end of such year, and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b)    as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis (the “Operating Plan”), and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(c)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated income statement and consolidated statement of cash flows for such fiscal quarter and an unaudited consolidated balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(d)    as soon as practicable, but in any event within 30 days of the end of each month, an unaudited consolidated income statement and consolidated statement of cash flows and consolidated balance sheet for and as of the end of such month, in reasonable detail and compared against the Operating Plan;

(e)    as soon as practicable following the end of each fiscal quarter, a capitalization table showing the numbers of shares and percentage of ownership of the Company’s Common Stock (on an as-converted basis) of all of the outstanding capital stock of the Company held by each of its stockholders;

(f)    with respect to any unaudited financial statements called for in this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the consolidated Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board determines that it is in the best interest of the Company to do so.

Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

2.2    Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Company to be a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s (and its subsidiaries’) properties, during normal business hours and with reasonable advance notice, to examine its books of account and records and to discuss the Company’s (and its subsidiaries’) affairs, finances and accounts with its officers; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be privileged or a trade secret or similar confidential information.

2.3    Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For the purposes of this Agreement, a “Major Investor” shall mean (i) any Investor who holds at least 250,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Preferred Stock (assuming exercise in full of any warrants exercisable for shares of Preferred Stock held by such Investor) or Common Stock issuable or issued upon conversion of Preferred Stock or (ii) Drawbridge Special Opportunities LP, or any Affiliate thereof, so long as such entity or Affiliate, as applicable, holds a warrant exercisable for shares of Preferred Stock, which warrant was acquired pursuant to the terms of the Credit and Guaranty Agreement, dated as of October 8, 2014, by and among the Company, DigitalOcean EU B.V., Fortress Credit Co LLC, as Administrative and Collateral Agent, and the other parties thereto, or has acquired shares of Preferred Stock upon exercise of such warrant or Common Stock upon conversion of such Preferred Stock. For purposes of this Section 2.3, the term “Major Investor” includes any general partners, managing members and Affiliates of a person that is otherwise a Major Investor, including Affiliated Funds (as hereinafter defined). A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or Affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)    The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b)    Within 20 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible and/or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible and/or exercisable securities then outstanding). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-

Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible and/or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible and/or exercisable securities then held, by all the Fully-Exercising Investors who wish to purchase some of the unsubscribed shares available to the Major Investors pursuant to this subsection 2.3(b).

  (c)    The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

  (d)    The right of first offer in this Section 2.3 shall not be applicable to the issuance of Exempted Securities as that term is defined in the Restated Certificate.

  (e)    In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4    Confidentiality. Each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without, to the knowledge of such Investor, a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.4; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

2.5    Employment and Compensation Matters.

  (a)    Each of the executive officers of the Company and its Subsidiaries (as defined in the Purchase Agreement) shall devote 100% of his or her professional time to the Company and such Subsidiaries, as applicable. All other professional activities shall require the approval of each member of the Board.

  (b)    All current and future employees shall be employed by the Company (or the applicable subsidiary) “at will,” and any employment agreements or offer letters shall not include severance payment provisions unless approved by at least one of the Preferred Directors (as such term is defined in the Restated Certificate).

  (c)    Unless otherwise approved by the Board, all grants of Common Stock of the Company and options to purchase Common Stock of the Company pursuant any stock option, stock issuance or incentive plan shall vest over four years, with 1/4th of the shares vesting after one year and 1/48th of the shares vesting each month thereafter, and, unless otherwise approved by the Board, the stock option agreements for such options shall contain a “double-trigger” acceleration provision, which provides for acceleration of a number of unvested shares equal to the number of vested shares under the option at the time the acceleration is triggered upon Involuntary Termination (as defined therein to exclude a diminution of duties Good Reason trigger) within twelve months of a Change in Control (as defined therein) of the Company.

  (d)    Each current and future employee and consultant with access to Company confidential information or trade secrets shall enter into a Confidential Information and Invention Assignment Agreement in a form approved by the Board.

2.6    D&O Insurance. The Company shall maintain from financially sound and reputable insurers directors’ and officers’ liability insurance in an amount equal to at least $3,000,000 and on terms and conditions satisfactory to the Board until such time as the Board determines that such insurance should be discontinued. Such policy shall not be cancelable by the Company without prior approval by the Board.

2.7    Indemnification. The Company and each member of the Board shall execute the Company’s standard form of indemnification agreement; provided, however, that such indemnification shall also cover any venture capital funds affiliated with such directors. If the Company or any of its successors or assignees consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all of its assets to another entity, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Restated Certificate, or elsewhere, as the case may be.

2.8    Board of Directors Matters.

  (a)    Each Board committee shall include at least the Series B Director, as such term is defined in the Restated Certificate, and at least the Series A Director, as such term is defined in the Restated Certificate.

  (b)    The Board shall meet at least bi-monthly unless otherwise approved by the Board.

2.9    Termination of Certain Covenants.

  (a)    Each of the covenants set forth in this Section 2 (other than the covenants set forth in Section 2.4) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of the Qualified IPO, or (ii) upon termination of this Agreement, as provided in Section 3.

  (b)    The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.9(a).

3.    Termination of Agreement. This Agreement shall terminate and have no further force or effect upon a Liquidation Transaction, as that term is defined in the Restated Certificate.

4.    Aggregation of Stock. All shares of capital stock of the Company held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate. As used herein, “Affiliate” means, with respect to any specified Investor, any other Investor who, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital or other investment fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

5.    Miscellaneous.

5.1    Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of New York.

5.2    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

5.3    Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company and (b) the holders of at least a majority of the Company’s Preferred Stock (voting as a single class and on an as-converted basis); provided, however, that (i) any amendment or waiver of (x) this clause (i) or (y) that adversely affects the obligations or rights of the Founders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the Founders holding a majority of the shares of Common Stock then held by all Founders; (ii) any amendment or waiver of (x) this clause (ii) or (y) that adversely affects the obligations or rights of the holders of Series C Preferred Stock in a manner disproportionate to the holders of other series of Preferred Stock shall also require the written consent of the holders of a majority of the outstanding Series C Preferred Stock; (iii) any amendment or waiver to Section 2.8(a) or this clause (iii) shall also require the written consent of holders of a majority of the outstanding Series B Preferred Stock; and (iv) any amendment or waiver to Section 2.9 or this clause (iv) shall also require the written consent of Access Industries. The provisions of Section 2.1, Section 2.2 and Section 2.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities then held by all of the Major Investors. Notwithstanding the foregoing, no consent shall be necessary to add additional Investors as signatories to this Agreement and to update Schedule 1 accordingly. Any amendment or waiver effected in accordance with this Section 5.3 shall be binding upon the Company, the Founders, the Investors, and each of their respective successors and assigns.

5.4    Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

5.5    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

5.6    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

5.7    Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

5.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

5.9    Effect on Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and shall be of no further force or effect.

[Signature Page Follows]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:
DIGITALOCEAN HOLDINGS, INC.

By:	/s/ Alan Shapiro

Name:	Alan Shapiro

Title:	General Counsel

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDERS:
BEN URETSKY
/s/ Ben Uretsky
MOISEY URETSKY
/s/ Moisey Uretsky

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:
AI DROPLET HOLDINGS LLC
By: Access Industries Management, LLC, manager

By:	/s/ Alejandro Moreno

Name:	Alejandro Moreno

Title:	Executive Vice President

By:	/s/ Peter L. Thoren

Name:	Peter L. Thoren

Title:	Executive Vice President

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:
ANDREESSEN HOROWITZ FUND III, L.P. for itself and as nominee for
Andreessen Horowitz Fund III-A, L.P.,
Andreessen Horowitz Fund III-B, L.P. and
Andreessen Horowitz Fund III-Q, L.P.
By: AH Equity Partners III, L.L.C.
Its general partner

By:	/s/ Scott Kupor

Name:	Scott Kupor

Title:	Chief Operating Officer

AH PARALLEL FUND III, L.P. for itself and as nominee for
AH Parallel Fund III-A, L.P.,
AH Parallel Fund III-B L.P. and
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its general partner

By:	/s/ Scott Kupor

Name:	Scott Kupor

Title:	Chief Operating Officer

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

IA VENTURE STRATEGIES FUND II, LP
By: IA VENTURE PARTNERS II, LLC, its General Partner
By:	/s/ Brad Gillespie

Name:	Brad Gillespie

Title:	General Partner

IA VENTURE STRATEGIES II SIDE FUND, LP
By: IA VENTURE PARTNERS II, LLC, its General Partner

By:	/s/ Brad Gillespie

Name:	Brad Gillespie

Title:	General Partner

SCHEDULE 1